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                            NEWS RELEASE



DATE:               January 26, 1998
CONTACT:            James D. Rose, President
TELEPHONE:          (505) 324-9542

     FIRST PLACE FINANCIAL CORPORATION REPORTS 1997 NET INCOME

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, Chief Executive Officer of First Place Financial Corporation (FPFC), today reported net income for 1997 of $9.1 million compared to $9.8 million earned in 1996. Diluted earnings per share were $4.17 for 1997 compared to $4.59 for the year earlier period.

     Net interest income increased 4 percent to $30.1 million. Loans were $492 million at December 31, 1997, an increase of 5 percent from the $468 million reported at December 31, 1996. Investment securities increased 14 percent to $280 million at December 31, 1997.

     Other income reported for 1997 was $5.2 million compared to $4.5 million for 1996. This increase was primarily due to gains on sale of other real estate.

     Other expenses reported for 1997 were $21.1 million, an increase of $2.5 million from the $18.6 million reported for 1996. Salaries and benefits accounted for $1.4 million of this increase.

     The provision for loan losses for 1997 was $2.2 million, an increase of $1.1 million from 1996. This increase was attributable to loan growth and concern with certain portions of the loan portfolio. Net charge-offs increased $1.6 million from the prior year to $2.4 million for 1997.

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     First Place ended the year with $898 million in total assets, an increase of $97 million over December 31, 1996 total assets of $801 million. Total stockholders' equity increased $7 million during the year to $72 million.

     The Board of Directors of FPFC recently declared a quarterly dividend of $.37 per share and a special dividend of $.37 per share, both payable February 1, 1998 to shareholders of record as of January 9, 1998.

     Ledbetter also announced that Robert M. Goodman, former President of Sunwest Bank-Albuquerque (now NationsBank) has been named to be President and Chief Executive Officer of Capital Bank, a de novo state chartered bank now being organized in Albuquerque. According to Ledbetter, the approval process for Capital Bank is underway, and he expects Capital Bank to open by late second quarter of 1998. Mr. Goodman was also recently elected Executive Vice President and Director of FPFC.

     FPFC's subsidiary, First National Bank of Farmington, has recently filed an application with the Office of the Comptroller of the Currency to establish a branch office in Kirtland, New Mexico. Ledbetter stated that he is hopeful that the branch can be open by June 1, 1998. First National currently has eight banking offices in San Juan County, including branches in Aztec, Bloomfield, and Shiprock.

     FPFC, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, and Burns National Bank of Durango, Colorado. Its stock is quoted on the NASDAQ bulletin board under the symbol FPLF and has recently traded at $70 per share.